AMERICAN PACIFIC CORPORATION ANNOUNCES
                       AMMONIUM PERCHLORATE CHANGE ORDER

LAS  VEGAS,  NEVADA,  March  22,  2000  /  PR  Newswire  / --  American  Pacific
Corporation (NASDAQ National Market: APFC) announced that is has received notification from Thiokol Propulsion (a division of Cordant Technologies, Inc.) of a change in the current purchase order for ammonium perchlorate (AP) which will result in a decrease of approximately 3.23 million pounds (from 10.48 million pounds) and a consequent estimated reduction in revenues of approximately $4.0 million in the current fiscal year ending September 30, 2000. Under the change order, the Company will be required to make a claim for price adjustment within 30 days. Subject to the outcome of the price adjustment claim process, the purchase order modification may have a material adverse effect on the Company's fiscal year 2000 operating results.

The primary business of American Pacific Corporation is the manufacture of specialty chemicals. The Company is the sole producer in North America of ammonium perchlorate, or AP, which is the principal chemical component of solid propellants used in rocket and booster motors by NASA, the military and a growing number of commercial launch vehicles. American Pacific manufactures Halotron(tm), which replaces Halon as a fire suppressant in applications ranging from fire extinguishers to airport firefighting vehicles. The Company manufactures these chemicals in facilities in Utah, where it also makes sodium azide, a primary chemical component of certain automotive airbag systems. Its other lines of business include the production of environmental protection equipment, and the development of real estate near Las Vegas, Nevada.


Forward Looking Statements


Except for the historical information contained herein, this News Release may contain Forward Looking Statements that are subject to risks and uncertainties, including potential declining demand and/or downward pricing pressures for the Company's products, governmental budget constraints and/or decreases affecting the U.S. Department of Defense or NASA which would cause a continued decrease in demand for AP, technological advances or new competitive products causing a reduction or elimination of demand for the Company's products, as well as other risks detailed from time to time in the Company's SEC reports, including the most recent Form 10-K and 10-Q Reports.